As filed with the Securities and Exchange Commission on February 27, 2020

Registration Nos. 333-189493

333-173207

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form S-8 Registration Statement No. 333-189493

Post-Effective Amendment No. 1

to Form S-8 Registration Statement No. 333-173207

UNDER

THE SECURITIES ACT OF 1933

Atlas Corp.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Atlas Corp.

2600-200 Granville Street

Vancouver, BC V6C 1S4

Canada

Telephone: (604) 638-2575

(Address, including zip code, and telephone number, including area code, of principal executive office)

Stock Appreciation Rights Grant Notice and Agreement between Seaspan Corporation and Gerry Wang

Form of Stock Appreciation Rights Grant Notice and Agreement between Seaspan Corporation and Participants

Executive Employment Agreement between Seaspan Corporation and Gerry Wang, dated as of March 14, 2011

Transaction Services Agreement between Seaspan Corporation and Gerry Wang, dated as of March 14, 2011

(Full title of the plan)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Malcolm Ross, Esq.

Jeffrey E. Cohen, Esq.

Yelena M. Barychev, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone: (212) 885-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (“Post-Effective Amendments”) are being filed by Atlas Corp., a Republic of the Marshall Islands corporation (“Atlas” or the “Registrant”), as the successor registrant to Seaspan Corporation, a Republic of the Marshall Islands corporation and the former publicly-traded parent of Atlas (the “Predecessor”).

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

1.

Registration Statement (File No. 333-189493) registering Class A common shares of the Predecessor issuable pursuant to: (i) Stock Appreciation Rights Grant Notice and Agreement between the Predecessor and Gerry Wang and (ii) Form of Stock Appreciation Rights Grant Notice and Agreement between the Predecessor and Participants; and

2.

Registration Statement (File No. 333-173207) registering Class A common shares of the Predecessor issuable pursuant to: (i) the Executive Employment Agreement between the Predecessor and Gerry Wang, dated as of March 14, 2011 and (ii) the Transaction Services Agreement between the Predecessor and Gerry Wang, dated as of March 14, 2011.

On February 27, 2020, in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 20, 2019, as amended, by and among the Registrant, the Predecessor and Seaspan Holdco V Ltd., a Republic of the Marshall Islands corporation and a wholly owned subsidiary of Atlas (“Merger Sub”), the Predecessor effected a holding company reorganization, in which Atlas became the parent company of the Predecessor (the “Reorganization”). To effect the Reorganization, the Predecessor formed Atlas and in turn caused Atlas to form Merger Sub. The Reorganization was implemented by merging Merger Sub with and into the Predecessor, with the Predecessor surviving as a wholly owned subsidiary of Atlas.

Following the Reorganization, Atlas is the successor issuer of the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended, and Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

By filing these Post-Effective Amendments, Atlas terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on February 27, 2020.

ATLAS CORP.

By:	/s/ Ryan Courson
Name:	Ryan Courson
Title:	Chief Financial Officer

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments No. 1 to the Registration Statements.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Atlas Corp., has signed these Post-Effective Amendments No. 1 to the Registration Statements in the City of Newark, State of Delaware, on February 27, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Authorized Representative in the United States